UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2014

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Uri Yablonka

(c)

On June 6, 2014, Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Uri Yablonka as its Chief Operating Officer, effective June 6, 2014.

On June 6, 2014, BrainStorm Cell Therapeutics Ltd., a wholly owned subsidiary of the Company (the “Subsidiary”), and Uri Yablonka entered into an employment agreement which sets forth the terms of Mr. Yablonka’s employment (the “Employment Agreement”). Pursuant to the Employment Agreement, Uri Yablonka will be paid a monthly salary of NIS31,900 (approximately U.S.$9,212 based on current currency exchange rates).  Mr. Yablonka will also receive other benefits that are generally made available to the Company’s employees, including pension and education fund benefits.  The Company will provide Mr. Yablonka with a Company car and cellular phone, and a gross-up payment for any taxes relating thereto.  Mr. Yablonka also was granted a stock option (the “Initial Grant”) on June 6, 2014 (the “Grant Date”) under the Company’s Amended and Restated 2004 Global Share Option Plan (the “Global Plan”) for the purchase of 500,000 shares of the Company’s common stock (the “Shares”), which was fully vested and exercisable upon grant.  The exercise price for the Initial Grant is $0.18 per share.

In addition, the Company agreed to grant Mr. Yablonka a stock option under the Global Plan (or the applicable successor option plan) for the purchase of up to 200,000 shares of Common Stock (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like) of the Company (the "Additional Options" and each an “Additional Option”) on the first business day after each annual meeting of stockholders (or special meeting in lieu thereof) of the Company beginning with the 2014 annual meeting, and provided that Mr. Yablonka remains an employee of the Company on each such date. The exercise price per share of the Common Stock subject to each Additional Option shall be equal to $0.05 (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like, or changes to the “Israeli Annual Option Award” under the Company’s Director Compensation Plan as amended from time to time). Each Additional Option will vest and become exercisable (“vest”) on each monthly anniversary date as to 1/12th the number of shares subject to the option over a period of twelve months from the date of grant such that each Additional Option will be fully vested and exercisable on the first anniversary of the date of grant, provided that the recipient remains an employee of the Company on each such vesting date

Prior to joining the Company and the Subsidiary, Mr. Yablonka served since 2011as owner and General Manager of Uri Yablonka Ltd., a business consulting firm. He also served since 2011 as Vice President, Business Development at ACC International Holdings Ltd. (“Holdings”), an entity which may be deemed to be the beneficial owner of an aggregate of 60,496,524 shares of the Company’s Common Stock, including warrants to purchase up to an aggregate of 30,250,000 shares and 1,239,600 of the shares owned directly by Holdings. Holdings is also an affiliate of ACCBT Corp. (“ACCBT”), which is party to a July 2, 2007 Subscription Agreement and a related registration rights agreement with the Company, which as amended give ACCBT board appointment rights, preemptive rights, consent rights and other rights relating to the Company for so long as ACCBT or its affiliates hold at least 5% of the Company’s issued and outstanding share capital. Prior to serving with Holdings Mr. Yablonka served as Senior Partner of PM-PR Media Consulting Ltd. From 2008 to 2011 Mr. Yablonka was Senior Partner at PM-PR Media Consulting Ltd., where he led public relations and strategy consulting for a wide range of governmental and private organizations.  From 2002 to 2008 he served as a correspondent at the Maariv Daily News Paper, including extensive service as a Diplomatic Correspondent.  The Company believes that Mr. Yablonka’s skills and experience provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company.  His experience in business consulting and development and media experience are expected to be valuable to the Company in its current stage of growth and beyond, and his governmental experience can provide valuable insight into issues faced by companies in regulated industries such as the Company. The Company believes that these skills and experiences qualify Mr. Yablonka to serve as a director of the Company.

Uri Yablonka is 37 years old. There are no family relationships between Mr. Yablonka and any member of the Board of Directors (“Board”) or other executive officer of the Company.

The above description of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

(d)

Effective June 6, 2014, the Board elected Uri Yablonka to serve as a member of the Board and increased the size of the Board accordingly. Mr. Yablonka is not anticipated to serve on any committees of the Board. Mr. Yablonka’s previous positions, arrangements, compensation and relationships are discussed in section (c) above, which is incorporated herein by reference. Pursuant to the Employment Agreement, Mr. Yablonka will resign from the Board when he ceases to serve as Chief Operating Officer of the Company. Except as described herein, there is no arrangement or understanding between Mr. Yablonka and any other person pursuant to which he was elected to the Board, and there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Yablonka has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2014	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Chaim Lebovits
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated June 6, 2014 between BrainStorm Cell Therapeutics Ltd. and Uri Yablonka.